To the Stockholders of Grubb & Ellis Healthcare REIT, Inc. (to be named Healthcare Trust of America, Inc.):

Grubb & Ellis Healthcare REIT, Inc. (to be named Healthcare Trust of America, Inc.)(the “Company”) is transitioning all investor services from Grubb & Ellis Realty Investors, LLC to DST Systems, Inc. (DST) located in Kansas City, MO on August 10, 2009.

Prior to August, 10, 2009 all account information will continue to be accessed through Grubb & Ellis Realty Investors and investor-related questions should continue to be directed to Grubb & Ellis Realty Investors. Beginning August 10, 2009, DST will maintain all of your account information, including all historical information, and investor-related questions should be directed to DST via phone at 1-888-801-0107.

This transition is an important step to sustaining and advancing the Company’s long-term growth. We believe this transition is consistent with our “stockholder first” philosophy and will provide our investors with enhanced service. Key benefits to you are the following:

•	DST is a global leader in the financial services industry

•	DST provides a single day distribution calculation and payout process

•	Real-time view of stockholders account activity

•	Customer service excellence – Dedicated staff to address each stockholder’s needs

Set forth below are frequently asked questions and answers relating to our transition to DST:

Why was DST chosen to provide investor services?

DST is an industry leader in information processing and computer software services. Additionally, DST currently provides services to a number of large REITs and understands the industry to be able to provide the products and services required by a REIT and its investors. DST provides a high level of customer support such as: its user friendly detailed investor website in which investors can see real-time account information, printed quarterly statements and customer support phone line.

How will I access my account information beginning August 10, 2009?

Access to your online investor account information will go through our website. Once on our homepage click the “Investor Login” link. This will re-direct you to the DST login page. First time access to your account will require creation of a user ID and password. In order to create your new user ID, you will need your SSN and DST account number (you will use your existing account number from Grubb & Ellis Realty Investors). You will then be prompted to enter a user ID (must be 8-20 characters, at least one alpha and one numeric) and a password (must be 6-20 characters, at least one alpha and one numeric). Once a user ID and password have been created, access your account information will be available online. You can also access your account information via telephone by contacting DST at 1-888-801-0107.

Will I still have the same access to account information through DST as I had with Grubb & Ellis Realty Investors?

Yes. Current account balance information will be available through DST (Inception-to-Date). Additionally, investors will be able to see historical information relating to the five most recent quarter-ended balances, pending trades, canceled trades, prior year investment tax information, Dealer/Representative information, and last distribution paid.

How long will I be able to access my account information from Grubb & Ellis Realty Investors?

Access to your account through Grubb & Ellis Realty Investors will be available through August 28, 2009. However, account information viewed through Grubb & Ellis Realty Investors after August 4, 2009 will be historical investor information through August 4, 2009. You will need to access your account either online or via telephone through DST to access current account information after August 4, 2009.

Who do I contact regarding questions on my account?

Prior to August 10, 2009 Grubb & Ellis Realty Investors will handle all questions and can be contacted at 1-877-888-7348. Beginning August 10, 2009 and going forward DST will be handling all investor-related questions and can be contacted at 1-888-801-0107.

Sincerely,

Kellie S. Pruitt

Chief Accounting Officer, Secretary and Treasurer

Grubb & Ellis Healthcare REIT, Inc.

(to be named Healthcare Trust of America, Inc.)